TERMINATION AGREEMENT

THIS AGREEMENT (this “Agreement”) is dated as of August 10, 2012, by and between Redpoint Bio Corporation, a Delaware corporation (“Redpoint”), and Celator Pharmaceuticals, Inc., a Delaware corporation (“Celator”).

Recitals:

As of June 14, 2012, Redpoint and Celator entered into an Exchange Transaction Agreement (the “Exchange Agreement”), pursuant to which Redpoint would acquire Celator pursuant to an exchange of outstanding securities of Celator for shares of Redpoint Preferred Stock, as described more fully in the Exchange Agreement. The parties have agreed to terminate the Exchange Agreement effective as of the date hereof. Capitalized terms used but not defined in this Agreement shall have the respective meanings given to them in the Exchange Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

1.            Termination of the Exchange Agreement.

(a)                Pursuant to Section 8.1(a) of the Exchange Agreement, the parties agree that the Exchange Agreement is hereby terminated; and, from and after the date hereof, the Exchange Agreement shall be of no further force or effect, and neither of the parties shall thereafter have any rights or obligations thereunder, except as set forth in this Section 1.

(b)               In consideration of the termination of the Exchange Agreement pursuant to Section 1(a) of this Agreement, Celator shall pay to Redpoint, upon execution of this Agreement by both parties, and no later than one business day following the date hereof, the sum of $12,500.

(c)                Notwithstanding the termination of the Exchange Agreement and notwithstanding anything to the contrary contained in Section 8.2 thereof, each of the parties agrees that Section 5.3, Section 5.5, Section 9.1, Section 9.3, Section 9.4 and Section 9.6 through Section 9.17 of the Exchange Agreement shall survive the termination of the Exchange Agreement in accordance with their respective terms.

2.            Mutual Release.

(a)                Except as set forth in Section 1 of this Agreement, Redpoint does forever remise, release, acquit and discharge Celator, each of Celator’s past, present and future stockholders, directors, officers, affiliates, employees, agents, successors and assigns and each past, present and future investor, director, officer, employee, stockholder, agent, affiliate, predecessor, successor, assign, heir, executor and administrator of such persons (all of whom are collectively referred to herein as the “Celator Released Parties”), of and from any and all manner of actions, causes of action, claims, suits, demands, debts, liabilities, liens, indemnities, obligations, sums of money, accounts, bonds, covenants, compensation, contracts, agreements, judgments, controversies, promises, trespasses, damages, costs, losses, fees and expenses of any kind or nature whatsoever, whether legal, equitable or statutory, liquidated or unliquidated, fixed or contingent, known or unknown, suspected or unsuspected, arising out of or relating to the Exchange Agreement, the transactions contemplated thereby and the relationship of the parties thereunder, which Redpoint ever had, now has, or which it hereafter can, shall or may have, against any of the Celator Released Parties by reason of anything done, omitted or suffered to be done or omitted by any person or entity or by reason of any matter, cause, thing or event whatsoever, from the beginning of time through the date hereof.

(b)               Except as set forth in Section 1 of this Agreement, Celator does forever remise, release, acquit and discharge Redpoint, each of its past, present and future stockholders, directors, officers, affiliates, employees, agents, successors and assigns and each past, present and future investor, director, officer, employee, stockholder, servant, agent, affiliate, predecessor, successor, assign, heir, executor and administrator of each of such persons (all of whom are collectively referred to herein as the “Redpoint Released Parties”), of and from any and all manner of actions, causes of action, claims, suits, demands, debts, liabilities, liens, indemnities, obligations, sums of money, accounts, bonds, covenants, compensation, contracts, agreements, judgments, controversies, promises, trespasses, damages, costs, losses, fees and expenses of any kind or nature whatsoever, whether legal, equitable or statutory, liquidated or unliquidated, fixed or contingent, known or unknown, suspected or unsuspected, arising out of or relating to the Exchange Agreement, the transactions contemplated thereby and the relationship of the parties thereunder, which Celator ever had, now has or by which it hereafter can, shall or may have against any of the Redpoint Released Parties by reason of anything done, omitted or suffered to be done or omitted by any person or entity or by reason of any matter, cause, thing or event whatsoever, from the beginning of time through the date hereof.

Representations and Warranties.

Each party represents and warrants as follows: (a) such party has all requisite power and authority to enter into this Agreement; (b) the individual signing this Agreement on such party’s behalf has full authority to do so; and (c) no consent of any person and no approval or authorization of, or declaration or filing with, any governmental or regulatory authority is required for the valid authorization, execution and delivery by such party of this Agreement or the performance by such party of its obligations under this Agreement, except those that have been obtained.

4.            Miscellaneous.

(a)                This Agreement shall be governed and construed in accordance with the internal laws of the State of Delaware.

(b)               This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees and assigns.

(c)                In the event any action or proceeding is brought to enforce any of the terms or conditions of this Agreement, the party in whose favor judgment shall be entered shall be entitled to recover from the other party against whom the judgment is rendered all costs and attorneys’ fees incurred in connection with the enforcement action.

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(d)               This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior arrangements and understandings, whether oral or written, with respect to the matters addressed herein provided.

(e)                This Agreement may be executed in separate counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same agreement. This Agreement may, upon execution by a party, be transmitted by facsimile or other electronic transmission with the same effect as if such party had delivered an executed original counterpart of this Agreement.

(Signature page follows.)

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IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed by their duly authorized officers and as of the day and year first above written.

REDPOINT BIO CORPORATION By: /s/ Scott Horvitz Scott Horvitz, Chief Executive Officer and Chief Financial Officer
CELATOR PHARMACEUTICALS, INC. By: /s/ Scott Jackson Scott Jackson, Chief Executive Officer

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